Exhibit 99.1

Aerie Pharmaceuticals Elects Richard Croarkin to the Company’s

Board of Directors

IRVINE, Calif. & BEDMINSTER, N.J. & RESEARCH TRIANGLE PARK, N.C. — (BUSINESS WIRE) — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye, announced today that Richard Croarkin has been elected to the Company’s Board of Directors, effective May 7, 2015. Mr. Croarkin brings extensive financial experience across diverse industries, including as former Chief Financial Officer of the global ophthalmic pharmaceutical and device company Alcon. With the election of Mr. Croarkin, the number of Aerie’s directors becomes eight.

“We are pleased to announce Richard Croarkin’s election to the Board. Richard brings unique insights and expertise that we believe will be invaluable to the Company,” said Vicente Anido, Jr., Ph.D., Chief Executive Officer and Chairman at Aerie.

Mr. Croarkin commented, “I look forward to working closely with the team at Aerie as they continue to advance their pipeline programs addressing significant patient needs in ophthalmology.”

Mr. Croarkin served as CFO of Nestle Health Science S.A., a division of Nestle focused on medicalized nutrition solutions for chronic medical conditions. During his tenure, he was responsible for financial strategy in support of the R&D pipeline including multiple transactions ranging from minority stakes and JV’s, to outright acquisitions. Prior to this, Mr. Croarkin was Senior Vice President, CFO, and Corporate Strategy Officer at Alcon, which had annual sales of $7.1 billion and was the world’s leading ophthalmic pharmaceutical and medical device company before its acquisition by Novartis for $50 billion. Previously, he was Executive Vice President and CFO of Nestle Waters North America, overseeing the finances of a business unit that grew to $4.4 billion in sales. Before joining Nestle, Mr. Croarkin worked for Pepsico Incorporated, where he served in a number of senior financial positions around the world, including as CFO of Pepsi Latin America and Pepsi Canada. He started his career with AMAX, Inc. where he worked in treasury, corporate development and planning. Mr. Croarkin was a Director on the Supervisory Board of the German publicly traded company, WaveLight A.G., which manufactures and globally markets laser and diagnostic systems for refractive eye surgery. Mr. Croarkin is currently a panelist on the NASDAQ Listing Qualifications Panel. Mr. Croarkin received his BA degree in economics from Georgetown University and his MBA in finance from the University of Connecticut.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. The Company is conducting a Phase 3 registration trial in the United States, named “Rocket 2,” where the primary efficacy endpoint will be to demonstrate non-inferiority of intraocular pressure (IOP) lowering for Rhopressa™ compared to timolol, along with a Phase 3 registration safety-only trial, named “Rocket 3,” in Canada. The Company recently completed its initial Phase 3 registration trial, “Rocket 1,” the three-month efficacy results of which were recently reported. The Company also completed in 2014 a Phase 2b clinical trial for Roclatan™.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com